INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Button Gwinnett Financial Corporation on Form S-8 of our report dated January 26, 1996, appearing in the Annual Report on Form 10-KSB of Button Gwinnett Financial Corporation for the year ended December 31, 1995.

/s/


MAULDIN & JENKINS

Atlanta, Georgia

February 10, 1997